Exhibit 99.1

Press Release Dated July 27, 2010

Investor Relations Contact: RedChip Companies, Inc. Jon Cunningham 800-733-2447, Ext. 107 407-644-4256, Ext. 107 info@redchip.com http://www.redchip.com

NetSol Announces Share Repurchase Plan

CALABASAS, Calif., July 27, 2010 – (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (“NetSol”) (NASDAQ: NTWK) (NASDAQ DUBAI: NTWK), a U.S. corporation providing global business services and enterprise application solutions to private and public sector organizations worldwide, announced today that the Company’s board of directors has authorized a share repurchase program for up to 2 million shares of the Company’s common stock. The plan went into effect July 27 and is scheduled to be completed within six months.

NetSol’s Chairman and CEO, Najeeb Ghauri, stated, “I am pleased to announce the Company’s stock buyback plan, which we believe will increase the value of the shares held by our investors. We are very excited and bullish about our global business outlook, as demand for our NFS™ platform has surged over the last two quarters and grown our backlog substantially. This is an excellent opportunity for us to initiate this open-market buyback, as we believe that our stock is quite undervalued based on fundamentals and intrinsic value.”

About NetSol Technologies, Inc.

NetSol Technologies, Inc. (NasdaqCM: NTWK) (Nasdaq Dubai: NTWK) is a worldwide provider of global IT and enterprise application solutions. Since its inception in 1995, NetSol has used its BestShoring™ practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Specialized by industry, these product and services offerings include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. NetSol’s commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by fewer than 100 companies worldwide. NetSol Technologies’ clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and offices in Alameda, Adelaide, Bangkok, Beijing, Karachi, Lahore, London, and Riyadh.

To learn more about NetSol, visit www.netsoltech.com.

NetSol Technologies, Inc. Forward-looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

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Source : NetSol Technologies, Inc.